CONSENT OF AUTHOR
Ian R. Chisholm, P.Eng.
247 Spring Garden Road
Oakville, Ontario L6L 5H5
Canada

US Securities and Exchange Commission

I, Ian R. Chisholm, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Aker Kvaerner in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 26th day of June, 2008.

/s/ I. Chisholm
Ian R. Chisholm, P.Eng.
Aker Kvaerner